As filed with the Securities and Exchange Commission on December 9, 2013

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
__________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________

KAMADA LTD.
(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7 Sapir Street
Kiryat Weizmann Science
Park P.O Box 4081
Ness Ziona 74140, Israel
(Address of Principal Executive Offices) (Zip Code)

Kamada Ltd. 2005 Israeli Share Option Plan
Kamada Ltd. 2011 Israeli Share Option Plan
(Full title of the plan)

Puglisi & Associates
850 Library Avenue, Suite 204
P.O. Box 885, Newark, Delaware 19715
(302) 738-668
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Bruce A. Mann, Esq. Jaclyn Liu, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105 (415) 268-7000	Raz Tepper, Adv. Sharon Rosen, Adv. Fischer Behar Chen Well Orion & Co. 3 Daniel Frisch St. Tel-Aviv 6473104, Israel +972 3 6944111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐       Accelerated filer ☐     Non-accelerated filer ☒      Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee (2)
Ordinary Shares, par value NIS 1.00	136,148	(3)	$14.53	(4)	$1,978,230	$254.8
Ordinary Shares, par value NIS 1.00	1,052,907	(5)	$16.17	(6)	$17,025,506	$2,193.9
Ordinary Shares, par value NIS 1.00	99,602	(5)	$3.32	(6)	$330,679	$42.6
Ordinary Shares, par value NIS 1.00	6,576	(5)	$4.28	(6)	$28,145	$3.6
Ordinary Shares, par value NIS 1.00	379,049	(5)	$3.12	(6)	$1,182,633	$152.3
Ordinary Shares, par value NIS 1.00	12,689	(5)	$6.25	(6)	$79,306	$10.2
Ordinary Shares, par value NIS 1.00	20,000	(7)	$5.86	(6)	$117,200	$15.1
Ordinary Shares, par value NIS 1.00	97,332	(7)	$6.01	(6)	$584,965	$75.3
Ordinary Shares, par value NIS 1.00	71,875	(7)	$6.73	(6)	$483,719	$62.3
Ordinary Shares, par value NIS 1.00	389,284	(7)	$7.55	(6)	$2,939,094	$378.6
Ordinary Shares, par value NIS 1.00	78,994	(7)	$7.82	(6)	$617,733	$79.6
Ordinary Shares, par value NIS 1.00	20,000	(7)	$9.06	(6)	$181,200	$23.3
Ordinary Shares, par value NIS 1.00	80,000	(7)	$8.70	(6)	$696,000	$89.6
Ordinary Shares, par value NIS 1.00	150,000	(7)	$11.77	(6)	$1,765,500	$227.4
Total	2,594,456		N/A		$28,009,910	$3,608.6

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of the Registrant’s ordinary shares, par value NIS 1.00 per share (the “Ordinary Shares”) that may be offered or issued pursuant to the Registrant’s 2005 Israeli Share Option Plan (the “2005 Plan”) and the Registrant’s 2011 Israeli Share Option Plan (the “2011 Plan” and together with the 2005 Plan, the “Plans”) by reason of stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: proposed maximum aggregate offering price multiplied by 0.0001288.

(3)	Issuable under options that may be granted in the future under the Registrant’s 2011 Plan.

(4)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and (c) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices (US$14.78 and US$14.41) of the Registrant’s Ordinary Shares as quoted on the Nasdaq Global Select Market on December 6, 2013.

(5)	Issuable under options previously granted under the Registrant’s 2005 Plan.

(6)
Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, in the case of Ordinary Shares purchasable upon exercise of outstanding options, the proposed maximum offering price is the exercise price provided for in the respective option grant.  The exercise prices of options granted under the Plans are denominated in New Israeli Shekels and for purposes of calculation of the proposed maximum offering price have been converted into U.S. dollars based on the exchange rate reported by the Bank of Israel on December 04, 2013, which was NIS 3.522 per U.S.$1.00.

(7)	Issuable under options previously granted under the Registrant’s 2011 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is not filed as part of this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)	The Company’s final prospectus filed on May 31, 2013 pursuant to Rule 424(b)(4) under the Securities Act;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the filing of the prospectus incorporated by reference herein pursuant to (a) above; and

(c)	The description of the Registrant’s securities contained in the Registrant’s Form 8-A, filed with the Commission on May 28, 2013.

In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof, and all Reports on Form 6-K submitted to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless such documents or information indicate that information therein is incorporated by reference into this Registration Statement.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Under the Israeli Companies Law, 1999 (the “Companies Law”) a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in the company’s articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder for the following liabilities, payments and expenses incurred for acts performed by him or her, as an office holder, either pursuant to an undertaking given by the company in advance of the act or following the act, provided its articles of association authorize such indemnification:

•
a monetary liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount, or according to criteria, determined by the board of directors as reasonable under the circumstances. Such undertaking shall detail the foreseen events and amount or criteria mentioned above;

•
reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent (mens rea); and (2) in connection with a monetary sanction; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent (mens rea).

In addition, under the Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder, to the extent provided in the company’s articles of association:

•	a breach of a duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

•	a monetary liability imposed on the office holder in favor of a third party.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or penalty levied against the office holder.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted under the Companies Law (other than indemnification for litigation expenses in connection with a monetary sanction).

Other than our director Reuven Behar and other office holders employed since May 31, 2013, we have entered into indemnification and exculpation agreements with each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by the Companies Law and undertaking to indemnify them to the fullest extent permitted by the Companies Law (other than indemnification for litigation expenses in connection with a monetary sanction), including with respect to liabilities resulting from this offering, to the extent that these liabilities are not covered by insurance.  This indemnification is limited to events determined as foreseeable by our board of directors based on our activities, as set forth in the indemnification agreements. Under such indemnification agreements, the maximum aggregate amount of indemnification that we may pay to all of our office holders together is the greater of 30% of the shareholders equity according to our most recent financial statements (audited or reviewed) at the time of payment and NIS 20 million.  We have entered into an indemnification agreement with Reuven Behar, who was elected to serve as a director in April 2013, and other office holders employed since May 31, 2013, with substantially similar terms to the agreement described above except that they will not be entitled to exculpation and the maximum aggregate amount of indemnification that we may pay to such office holders under the proposed indemnification agreement together with all of our other office holders is 25% of the shareholders equity according to our most recent financial statements (audited or reviewed) at the time of payment.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9.  Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)             That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant and expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ness Ziona, Israel on December 9, 2013.

KAMADA LTD.

By:	/s/ David Tsur
Name: David Tsur
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Tsur and Gil Efron and each of them severally, his true and lawful attorney-in-fact, and agent each with power to act with or without the other, and with full power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of Kamada Ltd., any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on December 9, 2013, by the following persons in the capacities indicated.

Signature	Title

/s/ David Tsur	Chief Executive Officer and Director (Principal Executive Officer)
David Tsur

/s/ Gil Efron	Chief Financial Officer (Principal Financial and Accounting Officer)
Gil Efron

/s/ Leon Recanati	Chairman
Leon Recanati

/s/ Reuven Behar	Director
Reuven Behar

/s/ Ziv Kop	Director
Ziv Kop

/s/ Alicia Rotbard	Director
Alicia Rotbard

/s/ Tuvia Shoham	Director
Tuvia Shoham

/s/ Dr. Abraham Havron	Director
Dr. Abraham Havron

/s/ Jonathan Hahn	Director
Jonathan Hahn

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on December 9, 2013.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

INDEX TO EXHIBITS

Item	Exhibit

4.1	Articles of Association of the Registrant (as translated from Hebrew) (1)

4.2	Memorandum of Association of the Registrant (as translated from Hebrew) (2)

4.3	Kamada Ltd. 2005 Israeli Share Option Plan (3)

4.4	Kamada Ltd. 2011 Israeli Share Option Plan (4)

5.1	Opinion of Fischer Behar Chen Well Orion & Co. as to the legality of the Ordinary Shares being registered

23.1	Consent of Kost Forer Gabbay & Kasierer, Certified Public Accountants, a member of Ernst & Young Global, an independent registered public accounting firm

23.2	Consent of Fischer Behar Chen Well Orion & Co. (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature pages to this Registration Statement).
_______________
(1)	Filed as Exhibit 3.1 to the Registrant’s Form F-1/A, filed with the Commission on May 15, 2013, and incorporated herein by reference.
(2)	Filed as Exhibit 3.2 to the Registrant’s Form F-1/A, filed with the Commission on May 15, 2013, and incorporated herein by reference.
(3)	Filed as Exhibit 10.14 to the Registrant’s Form F-1, filed with the Commission on April 11, 2013, and incorporated herein by reference.
(4)	Filed as Exhibit 10.13 to the Registrant’s Form F-1, filed with the Commission on April 11, 2013, and incorporated herein by reference.